Exhibit 10.1

EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT (this "Amendment"), dated as of August 24, 2018, amends and modifies a certain Credit Agreement, dated as of August 31, 2006, as amended by Amendments dated as of January 1, 2007, November 30, 2007, May 27, 2011, December 10, 2012, December 22, 2014, November 4, 2015 and December 6, 2016 (as so amended, the "Credit Agreement"), by and among MARTEN TRANSPORT, LTD., a Delaware corporation (the "Borrower"), the Banks named therein (U.S. Bank National Association being the sole Bank as of the date hereof), and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks (the "Agent"). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower, the Banks and the Agent agree as follows:

ARTICLE I - AMENDMENT

1.1   Decrease to Revolving Commitment Amount. The Borrower has requested that the Aggregate Revolving Credit Amount shall be decreased from $40,000,000 to $30,000,000. U.S. Bank National Association, in its capacity as a Bank, has agreed to decrease its Revolving Commitment Amount by $10,000,000 to $30,000,000. Consequently, the Credit Agreement is amended by replacing Schedule 1.1.2 with Schedule 1.1.2 attached to this Amendment.

1.2   Definitions. Section 1.1 is amended as follows:

(a) The following definitions are amended to read as follows:

"'Letter of Credit Sublimit': $30,000,000."

"'LIBOR': The offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Agent from Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on the day that is two Business Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose. If LIBOR as so determined shall at any time be less than 0%, it shall be deemed for purposes of this Credit Agreement and the Notes to equal 0%, and the interest rate shall be calculated based on LIBOR (Reserve Adjusted) plus the Applicable Margin.

"'Sanctions': Sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority."

"'Termination Date': The earliest of (a) August 24, 2023, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.15 hereof."

(b) The following definitions are added:

"'Beneficial Ownership Certification': A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation."

"'Beneficial Ownership Regulation': 31 C.F.R. § 1010.230."

"Governmental Authority": The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

(c) The definitions of "Sanctioned Country" and "Sanctioned Person" are deleted.

1.3   Replacement LIBOR Provision. Section 2.23 is amended to read as follows:

"Section 2.23 Interest Rate Not Ascertainable, Etc.

(a) If the Agent or the Required Banks determine that:

(a) deposits in dollars (in the applicable amount) are not being made available to the Banks in the relevant market for such Interest Period, or

(b) LIBOR (Reserve Adjusted) is not ascertainable or does not adequately and fairly reflect the cost to the Banks of funding or maintaining LIBOR Advances or Daily Floating LIBOR Advances,

such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, LIBOR Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Prime Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any LIBOR Advance outstanding at the time such suspension is imposed.

(b) Notwithstanding the foregoing, in the event the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.23(a) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in clause (ii) of this Section 2.23(b) or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to the LIBOR Advances and Daily Floating LIBOR Advances that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.23(b), any request for a LIBOR Advances or Daily Floating LIBOR Advances that requests the conversion of any Advance to, or continuation of any Advance as, a LIBOR Advance or Daily Floating LIBOR Advance shall be ineffective and any such Advance shall be continued as or converted to, as the case may be, a Prime Rate Advance. If the alternate rate of interest determined pursuant to this Section 2.23(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement."

1.4   Accordion Feature. Section 2.29 is amended to read as follows:

"Section 2.29 Accordion Feature. The Borrower may, from time to time, increase the Aggregate Revolving Commitment Amount hereunder, by giving notice to the Agent, specifying the dollar amount of the increase (which shall be in an integral multiple of $5,000,000, and which shall not result in the Aggregate Revolving Commitment Amount hereunder exceeding $60,000,000); provided, however, that an increase in the Aggregate Revolving Commitment Amount hereunder may only be made at a time when no Default or Event of Default shall have occurred and be continuing. The Borrower may increase the Aggregate Revolving Commitment Amount by either increasing a Revolving Commitment Amount with an existing Bank or obtaining a Revolving Commitment from a new financial institution, the selection of which shall require the consent of the Agent, not to be unreasonably withheld. The Borrower, the Agent and each Bank or other financial institution that is increasing its Revolving Commitment Amount or extending a new Revolving Commitment shall enter into an amendment to this Agreement setting forth the amounts of the Revolving Commitment Amount, as so increased, providing that any new financial institution extending a new Revolving Commitment shall be a Bank for all purposes under this Agreement. No such amendment shall require the approval or consent of any Bank whose Revolving Commitment Amount is not being increased and no Bank shall be required to increase its Revolving Commitment Amount unless it shall so agree in writing. Upon the execution and delivery of such amendment as provided above, this Agreement shall be deemed to be amended accordingly and the Agent shall adjust the funded amount of the Revolving Loans of the Banks so that each Bank (including the Banks with new or increased Revolving Commitment) shall hold their respective Revolving Percentages (as amended by such amendment) of the Revolving Loans outstanding and the unfunded Revolving Commitment Amount (and each Bank shall so fund any increased amount of Advances), and shall participate in the Letter of Credit obligations and have obligations to participate in Unrefunded Swing Line Loans in their respective Revolving Percentages (as amended by such amendment)."

1.5   Regulatory Provisions.

(a) Section 4.18 is amended to read as follows:

"Section 4.18 Anti-Corruption Laws; Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures designed to facilitate compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria)."

(b) Section 5.1(i) is added following Section 5.1(h), and shall read as follows:

"5.1(i) Upon request of any Bank (i) information and documentation reasonably requested by Bank for purposes of compliance with applicable 'know your customer' requirements under the PATRIOT Act or other applicable anti-money laundering laws, and (ii) if the Borrower qualifies as a 'legal entity customer' under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower."

(c) Section 5.8(c) is added, and shall read as follows:

"(c) The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with anti-money laundering laws and regulations."

(d) Section 5.12(b) is amended to read as follows:

"(b) The Borrower will not request any Loan, and will not use, and the Borrower will ensure that its Subsidiaries will endeavor to ensure that its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise)."

1.6   Revolving Note. The Revolving Loans shall continue to be evidenced by the Revolving Note dated as of November 4, 2015 in the amount of up to $75,000,000 (it being acknowledged that such amount is in excess of the Revolving Commitment Amount).

1.7   Construction. All references in the Credit Agreement to "this Agreement", "herein" and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Banks and the Agent to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Banks and the Agent that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to equitable principles.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1   Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article 4 of the Amended Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement, as amended hereby and except to the extent such representations and warranties expressly refer to an earlier date.

3.2   Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Amended Credit Agreement.

3.3   Documents. The Borrower shall have executed and delivered this Amendment and the Guarantor Subsidiaries shall have executed and delivered the Acknowledgement in the form attached hereto.

ARTICLE IV - GENERAL

4.1   Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrower hereunder, and to pay and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrower shall survive any termination of the Credit Agreement.

4.2   Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3   Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4   Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.

4.5   Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks and the Agent. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank

By:	/s/ Eric M. Herm

Title	Officer

MARTEN TRANSPORT, LTD., as the Borrower

By:	/s/ James J. Hinnendael
James J. Hinnendael
Title: Executive Vice President and
Chief Financial Officer

Schedule 1.1.2

Commitments and Percentages

Bank:	Revolving Commitment:	Revolving Percentage:

U.S. Bank	$30,000,000	100.000000000%

GUARANTOR'S ACKNOWLEDGMENT

The undersigned (the "Guarantors") have each, by guaranties each dated as of January 1, 2007 (the "Guaranties") guaranteed payment and performance of obligations of MARTEN TRANSPORT, LTD. (the "Borrower") to the Banks and U.S. Bank National Association, as Agent, under the Credit Agreement, dated as of August 31, 2006 (as thereafter amended, the "Credit Agreement") among the Borrower, the Banks and the Agent. Each Guarantor acknowledges that such Guarantor has received a copy of the proposed Eighth Amendment to the Credit Agreement, to be dated on or about August 24, 2018 (the "Amendment"). Each Guarantor agrees and acknowledges that the Amendment shall in no way impair or limit the right of the Bank under its Guaranty, and confirms that by its Guaranty, such Guarantor continues to guaranty payment and performance of the obligations of the Borrower to the Bank specified in such Guaranty, including without limitation obligations under the Credit Agreement as amended pursuant to the Amendment. Each Guarantor hereby confirms that its Guaranty remains in full force and effect, enforceable against such Guarantor in accordance with its terms.

Dated as of August 24, 2018.

MARTEN TRANSPORT SERVICES, LTD.

By:	/s/ James J. Hinnendael
James J. Hinnendael
Title: Chief Financial Officer

MARTEN TRANSPORT LOGISTICS, LLC

By:	/s/ James J. Hinnendael
James J. Hinnendael
Title: Chief Financial Officer

MARTEN TRANSPORT HOLDINGS, LTD.

By:	/s/ James J. Hinnendael
James J. Hinnendael
Title: Chief Financial Officer